CONSULTING SERVICES CONTRACT
                    WITH MILADA KULAGINA

      This consulting services agreement ("Consulting
Agreement") is made as of this 30th day of July 2003,

                          Between:

                       Milada Kulagina
            c/o Gediminas Praenevicius, Attorney
        Lideika, Petrauskas, Valinunas IR Partneriai
           Labdariu g. 5, 2001 Vilnius, Lithuania

   (hereinafter referred to as "Kulagina" or "Consultant")

                            And:

 Barrington Foods International, Inc., 5275 Arville Street,
 Suite 120, Las Vegas, NV 89118; (referred to herein as the
                   "Company" or "Issuer"),

Kulagina and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for the sum of Ten ($10.00) Dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

WHEREAS the Company is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "BFII.OB";

AND WHEREAS Kulagina, a trade show consultant, and marketing strategist, who is in the business of import/export of food products, as well as other specialty consumer goods and products in Lithuania, Estonia, Latvia, Bylerus, Ukraine, the Russian Federation, and other Eastern European countries (collectively the "Marketing Territories") and who is fluent in English, Lithuanian, Russian, and German languages;

AND  WHEREAS the Company wishes to retain Kulagina as a non-exclusive
corporate   consultant  to  conduct  trade  shows,   provide marketing
strategies, and to otherwise assist in the import and export of the Company's goods and products within the Marketing Territories in coordination with its corporate headquarter facilities in Las Vegas, NV and its joint-venture partner in the Republic of Vietnam.

IT IS, THEREFORE AGREED that:

1.  Services.

The   Company  shall  retain  Kulagina  to  provide  general
corporate consulting services which may include, but not be limited to:

  * assistance in sourcing of bulk dry milk suitable for processing into food products in the Marketing Territories and export to the Company's mixing facilities to be established in the Republic of Vietnam and other countries in Southeast Asia;

  * assistance in developing new channels of distribution for the Company's products in the Marketing Territories;

  * assistance in developing business opportunities for the Company in the Marketing Territories;

  * assistance in negotiating business opportunities for Company's product line in the Marketing Territories;

  * assistance concerning strategic planning regarding business matters to obtain wider distribution for the Company's products in the Marketing Territories, and

  * such other related business on such matters as may be agreed between the Parties from time to time

Kulagina shall agree to make available qualified personnel for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

The Company understands that any and all suggestions, opinions or advice given to the Company by Kulagina are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or decisions made lies solely with the Company and not with Kulagina.

2.  Term.

The term of this Consulting Agreement shall be for a period of one year from the date hereof (the "Term").

3.  Compensation.

As compensation for entering into this Consulting Agreement and for services rendered over the Term, the Issuer agrees to issue to Kulagina and Kulagina agrees to accept from Issuer, as compensation for the Consulting Services, one million (1,000,000) shares of the Company's common stock, par value $.001 per share. The Company hereby agrees to register the shares of common stock underlying the above referenced common stock on a Form S-8 registration statement.

4.  Arbitration.

The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.


5. Issuers Representations and Warranties.

Issuer hereby represents and warrants to Consultant that:

5.1 Authority. The individual executing and delivering this agreement on Issuer's behalf has been duly authorized to do so, the signature of such individual is binding upon Issuer, and Issuer is duly organized and subsisting under the laws of the jurisdiction in which it was organized.


5.2 Enforceability. Issuer has duly executed and delivered this agreement and (subject to its execution by Consultant) it constitutes a valid and binding agreement of Issuer enforceable in accordance with its terms against Issuer, except as such enforceability may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3 Capitalization.  Issuer has no outstanding capital stock other
than common  stock as of the date of this agreement.   Issuer  is
authorized to issue 1,000,000 Shares of Common Stock, of which approximately 36,000,000 shares are issued and outstanding.
All of Issuer's outstanding Shares of Common Stock have been duly and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights; and the Shares have been duly authorized and, when issued and delivered to Consultant as payment for services rendered as provided by this agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

6.  Miscellaneous.

6.1  Assignment. This Agreement is not transferable or assignable.

6.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

6.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

6.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

6.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

6.6  English Language. This Agreement may be translated into
Lithuanian and Russian but the English language version shall be the controlling instrument of agreement.

6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

6.8. Telefacsimile Signatures. This Agreement may be signed by telefacsimile by the respective parties which shall be deemed an original signature.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

                           BARRINGTON FOODS INTERNATIONAL, INC.



                       By:
                           ---------------------------
                                Rendal Williams, CEO


AGREED AND ACCEPTED



By:
----------------------------
    Milada Kulagina